Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

June 10, 2013

ING U.S., Inc.,

      230 Park Avenue,

            New York, New York 10169.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) up to $850,000,000 aggregate principal amount of 5.5% Senior Notes due 2022 (the “2022 Notes”), of ING U.S., Inc., a Delaware corporation (the “Company”), to be issued in exchange for outstanding 5.5% Senior Notes due 2022 of the Company, pursuant to the Indenture, dated as of July 13, 2012, as supplemented by the First Supplemental Indenture, dated as of July 13, 2012 and the Second Supplemental Indenture, dated as of February 11, 2013 (as supplemented, the “Senior Indenture”), each among the Company, Lion Connecticut Holdings Inc., a Connecticut corporation (the “Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”), (ii) up to $1,000,000,000 aggregate principal amount of 2.9% Senior Notes due 2018 (the “2018 Notes” and together with the 2022 notes, the “Senior Notes”) of the Company to be issued in exchange for outstanding 2.9% Senior Notes due 2018 of the Company, pursuant to the Senior Indenture, (iii) the guarantees of the Senior Notes (the “Senior Guarantees”) by the Guarantor, pursuant to the Senior Indenture, (iv) up to $750,000,000 aggregate principal amount of 5.650% Fixed-to-Floating Rate Junior Subordinated Notes due 2053 (the “Junior Subordinated Notes” and, together with the Senior Notes, the “New Notes”) of the Company to be issued in exchange for outstanding 5.650% Fixed-to-Floating Rate Junior Subordinated Notes due 2053 of the Company, pursuant to the Junior Subordinated Indenture, dated as of May 16, 2013, as supplemented by the First Supplemental Indenture, dated as of May 16, 2013 (as supplemented, the “Junior Subordinated Indenture”), each among the Company, the Guarantor and the Trustee and (v) the guarantees of the Junior Subordinated Notes (the “Junior Subordinated Guarantees” and together with the Senior Guarantees, the “New Guarantees”), by the Guarantor pursuant to the Junior Subordinated Indenture, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when (i) the Registration Statement on Form S-4 (the “Registration Statement”) relating to the New Notes and the New Guarantees has become effective under the Act, (ii) the terms of the Senior Notes and the Senior Guarantees and of their issuance and exchange have been duly established in conformity with the Senior Indenture and the terms of the Junior Subordinated Notes and the Junior Subordinated Guarantees and of their issuance and exchange

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have been duly established in conformity with the Junior Subordinated Indenture, in each case so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantor and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantor, (iii) the Senior Notes have been duly executed and authenticated in accordance with the Senior Indenture and the Junior Subordinated Notes have been duly executed and authenticated in accordance with the Junior Subordinated Indenture and (iv) the New Notes have been issued and exchanged as contemplated by the Registration Statement, (x) the New Notes will constitute valid and legally binding obligations of the Company and (y) the New Guarantees will constitute valid and legally binding obligations of the Guarantor, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to federal or state laws relating to fraudulent transfers.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In rendering the foregoing opinion we have, with your approval, assumed that (i) the Guarantor has been duly incorporated and is validly existing under the laws of the State of Connecticut, (ii) each of the Senior Indenture and the Junior Subordinated Indenture has been duly authorized, executed and delivered by the Guarantor insofar as the laws of the State of Connecticut are concerned and (iii) the New Guarantees have been duly authorized by the Guarantor insofar as the laws of the State of Connecticut are concerned. We note that with respect to all matters of Connecticut law, we have relied upon the opinion, dated June 10, 2013, of Day Pitney LLP, which is also filed as an exhibit to the Registration Statement, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Day Pitney LLP.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that each of the Senior Indenture and the Junior Subordinated Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the New Notes will conform to the specimens thereof examined by us, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the New Notes and Guarantees of the New Notes” in the prospectus included in the Registration

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Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP